Exhibit 4.37

Summary Translation of Loan Agreement

iKang Healthcare Technology Group Co., Ltd. (the “Borrower”) and AVIC Trust Co., Ltd. (the “Lender”) entered into the Loan Agreement (the “Agreement”) on December 9, 2015.

Article 1.                    The Loan Amount

The amount of loan (“Loan”) hereunder is RMB500,000,000.

Article 2.                    Usage of the Loan.

2.1                               The Loan under this Agreement is used for the acquisition of medical examination centers and other business related to medical and healthcare services, as well as the replenishment of part of the working capital.

2.2                               The Borrower shall not use the loan for production or operation prohibited by the state, and shall not invest in fields like derivative securities, futures or financial derivatives venture capital in violation of state policies, laws and regulations and financial regulations. Without written consent of the Lender, the Borrower shall not change the usage of the loan.

Article 3.    Term of the Loan.

3.1                               The term of the Loan hereof is 24 months, starting from the date on which the Lender transfers the money to the Borrower’s account under Article 5.3 hereof (the “actual loan date”, subject to the specific money transfer certificate).

3.2                               If Mr. Zhang Ligang and/or buyer consortium declare to waive the privatization of iKang Healthcare Group Inc.(or making the intention of the failure of the privatization in other forms) and such event happens within 12 months since the actual loan date, then the term of the loan shall reach early maturity after 12 months since the actual loan date. If such event happens after 12 months since the actual loan date, then the term of the loan shall reach early maturity after 1 month since such event happens (but shall not exceed 24 months at the latest since the actual loan date.

3.3                               During the 24 months since the actual loan date, if the Lender, upon the privatization of iKang Healthcare Group Inc., converts all the principal of the Loan into the shares of the principal privatization entity/prospective listing entity in compliance with applicable laws, then the term of the Loan expires upon the closing of the share conversion.

3.4                               During the 24 months since the actual loan date, if iKang Healthcare Group Inc. is privatized while the Borrower fails to facilitate the Lender to exercise the debt-to-equity right under Clause 6.5 in the privatization restructuring, then the term of the Loan expires prematurely upon the signing of binding privatization Agreement.

3.5                               During the 24 months since the actual loan date, if iKang Healthcare Group Inc. was privatized while the Lender waives to exercise the debt-to-equity right under Clause 6.5 in the privatization restructuring, then the term of the Loan shall expire as scheduled after 24 months since the actual loan date.

3.6                               After 24 months since the actual loan date, if iKang Healthcare Group Inc still has not finished the privatization causing the Lender unable to exercise the debt-to-equity right under Clause 6.5, the Lender is entitled to:

(1)                           Declare that the term of the loan expires upon 24 months after the actual loan date.

(2)                           Declare that the term of the loan is extended according to the conditions under the Agreement and the times for the extension are unlimited. In case of extension of the loan, the Lender continues to enjoy the debt-to-equity right under Clause 6.5 during the extension period and is entitled to declare early maturity of the extension period with reference to Clause 3.2 to Clause 3.4 of the Agreement. If the Lender declares the extension of the loan, the Borrower shall not reject the extension for any reasons including repaying on schedule, changing the conditions of the loan, otherwise the Borrower will be subject to contract-breach responsibilities in accordance with this Agreement.

Article 4.    Lending Rate, Penalty Interest Rate and Interest-bearing, Interest Settlement

4.1                               Lending Rate

4.1.1                     The lending rate under this Agreement is a fixed annual interest rate, that is simple interest of 5% per year. Unless otherwise agreed in this Agreement, during the term of the loan, the interest rate shall remain unchanged.

4.1.2                     In case of the circumstance under Clause 3.2, the lending rate in the whole course under this Agreement shall increase to simple interest of 8% per year, starting from the actual loan date.

4.1.3                     In case of the circumstance under Clause 3.3, the lending rate in the whole course under this Agreement shall adjust to 0% per year, starting from the actual loan date.

4.2                               Penalty Interest Rate

For the principal amount and/or interest which is due but unpaid in accordance with the conditions agreed in this Agreement, penalty interest rate shall be the loan rate in Clause 4.1 risen by 50%, calculated since the date of expiration date (inclusive) to until the date of completion of all the payables being paid.

4.3                               Interest Method

4.3.1                     The Loan under this Agreement is daily interest loan, the daily interest rate = annual interest rate/360

4.3.2                     The actual loan date of the Lender is regarded as the value date for the loan interest under this Agreement

4.3.3                     Loan interest is calculated according to the actual loan amount and days of usage.

4.4                               Interest Settlement

4.4.1                     The loan under the Agreement will be a one-time settlement upon the maturity of the loan, early maturity of the loan or expiry of the extension period.

4.4.2                     In case of the expiry date for interest being a statutory public holiday, the corresponding interest shall still be calculated up to the expiry date for interest, but interest payment date shall be extended to the first business day after the expiry date for interest.

Article 5.    Issuance of the Loan

5.1                               The Lender confirms that the Lender will make a one-time payment for the Loan under the Agreement within 5 business days after the signing of this Agreement.

5.2                               Prerequisites for the Loan

5.2.1                     Unless the Lender waives in whole or in part, if and only if the following preconditions are all satisfied continuously, the Lender is obliged to issue the Loan to the Borrower:

(1)                           the Borrower has provided to the Lender an effective resolution on borrowing the loan under the Agreement and authorizing related person to sign this Agreement, including but not limited to resolution or letter of authorization of its Board on agreeing to enter into and perform this Agreement;

(2)                           the Borrower has opened settlement accounts for withdrawal and repayment in accordance with the requirements of the Lender;

(3)                           any breach under the Agreement or any circumstance which is likely to endanger the safety of creditor’s rights of the Lender have not occurred; Laws, regulations, or the governing departments do not prohibit or limit the Lender to issue the loan under this Agreement

5.2.2                     Unless preconditions for issuing the loan required by Clause 5.2.1 have all been satisfied or waived in writing by the Lender, the Lender has no obligation to issue the loan to the Borrower under this Agreement.

5.3                               The Lender shall transfer the loan to the account designated by the Borrower.

Article 6.    Repayment

6.1                               Principal of Repayment

The Borrower shall repay according to the following principle: the Lender is entitled to make use of the repayment first to repay the expenses which shall be undertaken by the Borrower but advanced by the Lender and expense of the Lender to realize the credit, the remaining amount shall satisfy the creditors’ right in the following order: (1) damages; (2) penalty; (3) penalty interest; (4) interest; (5) principal amount. The Lender is entitled to change the aforesaid order.

6.2                               Repayment of the Principal and Interest

The loan under the Agreement will be a one-time settlement for the principal amount, meaning a one-time repayment of the principal amount upon the maturity of the loan, early maturity of the loan or expiry of the extension period, and a one-time settlement for the interest calculated according to Clause 4.1

In case of the expiry date for the principal amount being a statutory public holiday, expiry date for the principal amount shall be extended to the first business day after the expiry date for the principal amount, and the corresponding interest shall be calculated to the expiry date for the principal amount.

6.3                               Payment Method

On the repayment date agreed in the Agreement, the Borrower shall make full payment for all the current payables to the account designated by the Lender.

6.4                               Prepayment

6.4.1                     In case of the circumstances in Clause 3.2 to Clause 3.4, when the Lender declares early maturity of the Loan, the Borrower shall make a one-time settlement for the principal amount on the early maturity date declared by the Lender, and make a one-time settlement for the interest payable according to the Clause 4.1 on the settlement date for the principal amount.

6.4.2                     If any action or event of the Borrower and its related parties occurs in violation of relevant stipulations or undertakings of the Agreement, which may cause harm, threaten the interests of the Lender, the Lender is entitled to declare early maturity of the loan, but shall give a written notice to the Borrower 10 business days in advance. Within 10 business days since the delivery of the notice to the Borrower, the Borrower shall prepay all the principal amount and interest for the remaining loan.

6.4.3                     In consideration of the low interest rate and the special agreements on the credit-equity swap hereof, during the term of the loan under the Agreement (including the extension period declared by the Lender), in any cases, without Lender’s written consent, the Borrower shall not prepay or claim any set-off for the debt under this Agreement with other debt (if any) between two Parties.

6.5                               Special Agreements

6.5.1                     the Borrower shall actively communicate actively with the buyer consortium of iKang Healthcare Group Inc. (Cayman Island) and facilitate the Lender to participate in the privatization restructuring of iKang Healthcare Group Inc.(Cayman Island) with RMB500,000,000, that is, upon the privatization of iKang Healthcare Group Inc., the Lender or its designated related party which satisfies the qualification requirement as the investor for the privatization of iKang Healthcare Group Inc.(Cayman Island), may convert all the principal amount of the Loan into the shares of the principal privatization entity/prospective listing entity (held by the Lender or agencies designated by the Lender) in compliance with applicable laws. The conditions to participate in the privatization (including but not limited to the price for the capital increase, listing restricted conditions, distribution mechanism for the exit gains and other main commercial term arrangements) shall not be inferior to any funding agency bodies other than Mr. Zhang Ligang participating in the privatization of iKang Healthcare Group Inc. (except for the rights delegated by the directors). If Mr. He Boquan and other individual shareholders of iKang Healthcare Group Inc. (the “individual shareholders of iKang”) choose to participate in the privatization, the conditions for Mr. He Boquan and individual shareholders of iKang to participate in the privatization shall also not be deemed as a reference.

6.5.2                     in order to guarantee the Lender to exercise the debt-to-equity right under Clause 6.5.1, the Borrower shall actively facilitate the Lender and all the relevant parties to sign related legal agreements and documents, and endeavor to facilitate the achievement of such issues.

6.5.3                     in consideration of the low interest rate and financial support of the Lender during the privatization of iKang Healthcare Group Inc., during the term of the loan hereof or extension period declared by the Lender, if iKang Healthcare Group Inc achieves the privatization while the Borrower fails to facilitate the Lender to achieve the debt-to-equity right under Clause 6.5.2 in the privatization restructuring (provided that the company designated by the Lender to participate in the privatization shall satisfy the qualification requirement for the participants of the privatization of iKang Healthcare Group Inc.(Cayman Island)), then upon the early maturity date under this Agreement (including the early maturity date of the extension period), the Borrower shall immediately repay all the principal amount and compensation calculated according to the following formula mode: the compensation amount = principal amount of the loan ×20% × actual existing days/360.

Article 7.    Representations and Warranties of the Borrower

7.1                               Upon the signing date of the Agreement, the Borrower represents and warrants to the Lender as follows:

(1)                     the Borrower is a corporate duly organized and validly existing in accordance with the laws, with full capacity for civil rights and civil capacity to sign and perform this Agreement, and has obtained all necessary permit, approval, registration and filling for sighing the Agreement.

(2)                     the Borrower is voluntary to sign and perform the Agreement based on the presentation of its true intention, and has been duly authorized by all necessary action. All procedures necessary for the Borrower to sign and perform the Agreement have been legally settled and come into legal effect.

(3)                     the signing and performance of the Agreement by the Borrower do not and will not violate any document it has signed or binding on its asset, or violate the approving documents and internal regulations upon its establishment, or violate any laws, regulations, administrative arrangement, government order, judicial decisions or contract with a third party.

(4)                     the Borrower warrants that all the materials it provides to the Lender are true, complete and accurate, and the Borrower does not omit or hide any important fact.

(5)                     the Borrower is not involved in any legal proceeding of bankruptcy or liquidation, and is not likely to get involved in such legal proceedings.

(6)                     the Borrower is not involved in any litigation, arbitration, administrative proceedings or procedure execution of judicial or administrative authorities, and there is not any dispute or potential dispute which may cause the Borrower involved in such proceedings.

(7)                     any material asset of the Borrower is not involved in coercive measures, preservation of property, detain, seizure, lien or other restrictive measures, and no events happen which may cause the Borrower involved in such measures.

(8)                     there’s no any material debt or contingent liability of the Borrower which the Lender requires in writing to disclose but are not disclosed to the Lender

(9)                     the Borrower agrees that the Lender queries the credit status of the Borrower to the credit database, or relevant units or departments approved to establish by People’s Bank of China and credit administrations, and agrees that the Lender provides the information of the Borrower to People’s Bank of China and credit administrations. And the Borrower agrees, the Lender may make reasonable use and disclose the information of the Borrower as necessary for business.

7.2                               the Borrower confirms the aforesaid representations and warranties are continuously effective during the valid term of the Agreement, and the Borrower under stands that the aforesaid representations and warranties are the basis for the Lender to agree on its loan application and to sign this Agreement.

Article 8.    Representations And Warranties of the Lender

8.1                               The Lender represents and warrants to the Borrower as follows:

(1)                     the Lender is a financial institution duly organized in accordance with the laws,  obtaining effective registration certificate, and owns its assets and operate its business(including investment) in compliance with laws.

(2)                     the Lender has completed all internal approvals for signing this Agreement, and the representative of the Lender signing this Agreement is effectively authorized. And the Agreement shall be legally binding to the Lender upon effectiveness.

(3)                     the signing or performance of the Agreement by the Lender do not violate any other contract it enters into or its articles of association, and will not conflict with any other contract it enters into or its articles of association in respect of law or business interest.

(4)                     the Lender and its shareholders are not the competitors for the business of the Borrower (including health examination, disease detection, dentistry, anti-aging, high-end medical, private doctors and other health management and medical services ). Without written consent of the Borrower, the Lender shall not transfer directly or indirectly by selling, assigning, setting pledge, mortgage and encumbrances or any other ways the following issues: (i) the rights and obligations of the Lender under this Agreement; (ii) the shareholding interests of other interests in the private company that the Lender or its designated affiliates obtained through the privatization restructuring and the exercise of the debt-to-equity rights under Clause 6.5, or (iii) the investing rights and interests of the Lender or its affiliates that participate in the privatization and the shares or other equities or interests of the investors and partners that participate in the privatization, except that the Borrower rejects or delays in performing its obligation under Clause 6.5 and such non-performance and delay in performance constitute a breach under the Agreement.

If the Lender or its affiliate that participate in the privatization sell, transfer, pledge mortgage the shareholding interests or other interests to the third parties as provided above, other than the provision in this Clause (4), the Lender shall have such third parties to sign the same restrictive conditions as the Lender or its related parties and make corresponding commitments and warranties (including but not limited to the satisfying the requirements to participate in the privatization.

The competitors for the business of the Borrower under this Clause(4) include but are not limited to Meinian Onehealth Healthcare (Group) Co., Ltd and Ciming Health Checking Management Co., Ltd. and their related parties.

(5)                     if the Lender participates in the privatization of iKang Healthcare Group Inc. (Cayman Island) under this Agreement, the Lender shall warrant that the company participating in the privatization be subject to the conditions and limits to other buyer consortium, including but not limited to the qualification requirements to the buyer consortium.

Article 9.    Liabilities for Breach of Agreement

9.1.                            The Breach of Agreement

9.1.1               The breach of contract by the Borrower includes the following circumstances:

(1)                     the Borrower fails to use the loan for the agreed usage;

(2)                     the Borrower fails to repay the principal or interest of the loan as scheduled;

(3)                     the Borrower fails to provide true, complete and effective materials related to accounting, production and other relevant materials and reject the supervision of the Lender regarding the usage of the loan;

(4)                     the Borrower transfers assets or withdraws fund to escape debt;

(5)                     other debts of the Borrower have influenced or might influence the performance of Borrower’s obligation under the Agreement;

(6)                     the Borrower rejects or fails to perform its obligations under Clause 6.5;

(7)                     the Borrower breaches its other obligations under the Agreement.

9.2.                            Remedies

9.2.1               In the case of breach of contract under the Clause 9.1, the Lender can unilaterally take one or several of the following measures and the Borrower shall compensate the Lender for any loss caused by its breach of contract:

(1)                     stopping issuing the loan;

(2)                     declaring the loan comes due and requiring the Borrower to repay the principal, interests, penalty, damages and fees of the loan under the Agreement;

(3)                     requiring the Borrower to provide a new guarantee for the loan under the Agreement;

(4)                     continuing to calculate the interests and penalty under the Agreement;

(5)                     other necessary measures in accordance with the laws.

9.2.2               If the Borrower did not repay the principal or interests of the loan under Clause 9.1.1(2), other than the measures provided in Clause 9.2.1, the Lender is also entitled to collect the penalty interests at the penalty rate of interests provided in Clause 4.2 and the calculation period will start from the day that the payment falls due to the day that all payments including interests and penalty interests are completed (the penalty interests = the amount of payment past due × the penalty rate of interest provided in Clause 4.2 × calculation period).

Article 10.                         Effectiveness

10.1.                     This Agreement shall become effect after being signed and sealed with official seal of the entities or the special seal for contractual uses by the legal representative or authorized signatory on both sides.

Borrower: iKang Healthcare Technology Group Co., Ltd. (Seal)

Authorized signatory:	/s/ Zhang Ligang

Lender: AVIC Trust Co., Ltd. (Seal)

Authorized signatory:	/s/ Yao Jiangtao

Signature Page to the Loan Agreement